                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                                       CASTLE & COOKE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

CASTLE & COOKE, INC.
10900 Wilshire Boulevard
Los Angeles, CA 90024
                                                                              April 10, 1997

To the Stockholders of Castle & Cooke, Inc.:

    You are cordially invited to attend the Annual Meeting of Stockholders of Castle & Cooke, Inc. (the "Company") which will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 10:00 a.m. on May 21, 1997.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on at the meeting by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

    We hope that you will be able to attend the meeting. If so, please let us know by checking the box on the form of proxy. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

    Thank you for your continued interest in Castle & Cooke, Inc.

                                               Sincerely yours,

                                               /S/ DAVID H. MURDOCK

                                               David H. Murdock
                                               Chairman of the Board and
                                               Chief Executive Officer

                              CASTLE & COOKE, INC.
                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997

                            ------------------------

    The Annual Meeting of Stockholders of CASTLE & COOKE, INC. (the "Company") will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 10:00 a.m. on May 21, 1997 for the following purposes:

1. To elect seven (7) directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified;

2. To elect Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1997 fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed April 2, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournments thereof.

                                               By Order of the Board of Directors,

                                                               [SIGNATURE]
                                               Roberta Wieman
                                               CORPORATE SECRETARY

April 10, 1997

IMPORTANT: IF YOU CANNOT BE PRESENT AND DESIRE TO HAVE YOUR STOCK VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                              CASTLE & COOKE, INC.
                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished to stockholders by the Board of Directors of Castle & Cooke, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California at 10:00 a.m. on May 21, 1997, and at any adjournments thereof. The Company's principal executive offices are located at 10900 Wilshire Boulevard, Los Angeles, California, and its telephone number is (310) 208-3636.

    This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 14, 1997. The Company's 1996 Annual Report is being mailed to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by the Company is to be made.

GENERAL INFORMATION, VOTING RIGHTS AND PROCEDURES

    The Board of Directors has fixed April 2, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 19,957,084 shares of Common Stock of the Company ("Common Stock") were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting.

    Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. A STOCKHOLDER WHO DOES NOT PLAN TO ATTEND THE MEETING MUST SIGN AND RETURN EACH OF THE PROXY CARDS RECEIVED TO ENSURE THAT ALL OF THE SHARES OWNED BY SUCH STOCKHOLDER ARE REPRESENTED AT THE ANNUAL MEETING. Each accompanying proxy card that is properly signed and returned to the Company and not revoked will be voted in accordance with the instructions contained therein.

    Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery to the Corporate Secretary of the Company either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

    Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR the election of Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1997 fiscal year, and in the proxy holders' discretion with regard to any other matters (of which the Company is not now aware) that may be properly presented at the meeting or any adjournments thereof, and all matters incident to the conduct of the meeting.

    The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote at the meeting will be required with respect to the election of directors and the election of Arthur Andersen LLP as the Company's independent public accountants and auditors.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". Under Hawaii law, if a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares on a matter, those shares will be treated as present and entitled to vote with respect to that matter unless the broker also states that the shares are not to be deemed present for that purpose.

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

    Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Under the Company's By-Laws, stockholders are not entitled to cumulate their votes in the election of directors. The By-Laws also provide that the presiding officer at the meeting may adjourn a meeting at which a quorum is present if a matter to be acted upon at the meeting requires the affirmative vote of more than a majority of a quorum at the meeting and the number of shares actually voted (and not abstaining) at such meeting is insufficient to approve of such matter.

    The Company's By-Laws provide that nominations of candidates for election to the Company's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting of the stockholders called for the election of directors (the "Election Meeting"). Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary of the Company not less than 30 days prior to the date of the Election Meeting setting forth (i) the name, age, business address and residence address of each such intended nominee; (ii) the principal occupation or employment of each such intended nominee; (iii) the number of shares of capital stock of the Company beneficially owned by each such intended nominee; and (iv) such other information concerning each such intended nominee as would be required to be included, under the rules of the Securities and Exchange Commission (the "SEC"), in a proxy statement soliciting proxies for the election of such nominee. Such notice also must include a signed consent of each such intended nominee to serve as a director of the Company, if elected. To be timely, any such notice with respect to the upcoming Annual Meeting must be delivered to the Corporate Secretary, Castle & Cooke, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024, no later than April 21, 1997. Any such notice with respect to any subsequent Election Meeting must be delivered to the Corporate Secretary not less than 30 days prior to the date of that Election Meeting. The By-Laws provide that if the Chairman of an Election Meeting determines that a nomination was not made in accordance with the procedures set forth in the By-Laws, such nomination shall be void.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

    The following table sets forth, to the best knowledge of the Company, information as to each person who beneficially owned more than 5% of the Company Common Stock as of February 28, 1997 unless otherwise noted.

                                                                           AMOUNT AND NATURE OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)      CLASS(2)
------------------------------------------------------------------------  -----------------------   ---------------
David H. Murdock........................................................         4,542,600(3)                 22.76%
 10900 Wilshire Boulevard
 Los Angeles, CA 90024

Wellington Management Company, LLP......................................         2,153,300(4)(5)              10.79%
 75 State Street
 Boston, MA 02109

The Hartford Investment Management Company..............................                  (5)                   (5)
 200 Hopmeadow Street
 Sinsbury, CT 06070

Sasco Capital...........................................................         1,807,829(6)                  9.06%
 10 Sasco Hill Road
 Fairfield, CT 06430

Ingalls & Snyder........................................................         1,006,182(7)                  5.04%
 61 Broadway
 New York, NY 10006

------------------------

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of 19,957,084 shares of Common Stock outstanding on February 28, 1997, plus in the case of Mr. Murdock, stock options granted to him under the Company's 1995 Stock Option and Award Plan (the "1995 Plan") to purchase 14,334 shares, which number includes all such options that are exercisable within 60 days following March 31, 1997.

(3) Mr. Murdock does not have voting and dispositive power as to 26,956 of these shares which are beneficially owned by or for his sons.

(4) Based on a report filed on Schedule 13G dated January 24, 1997, Wellington Management Company, LLP ("Wellington") had shared voting power over 1,395,800 of these shares and shared dispositive power over all of these shares.

(5) Based on a report on Schedule 13G dated February 10, 1997, The Hartford Investment Management Company ("HIMC") reported that HIMC and/or its affiliates beneficially owned 1,009,300 shares of Common Stock, and that they had shared voting power and shared dispositive power over such shares. Based on additional information obtained from HIMC, all of these 1,009,300 shares are included in the 1,395,800 shares described in note (4) above for which Wellington reports shared voting power.

(6) Based on a report on Schedule 13G dated January 30, 1997, Sasco Capital, Inc. had sole voting power over 1,057,096 of these shares and sole dispositive power over all of these shares.

(7) Based on a report on Schedule 13G dated January 17, 1997, Ingalls & Snyder LLC had sole voting power and sole dispositive power over all of these shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

GENERAL

    Pursuant to the Articles of Incorporation of the Company, the Board of Directors is comprised of seven (7) members. The Board of Directors nominated the seven (7) persons named below for election to the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified.

    Current members of the Board will continue to serve until the election and qualification of directors at the Annual Meeting.

    Unless authority to do so is WITHHELD, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby FOR the election of ALL the director nominees named below. If any nominee becomes unavailable or is unable to serve as a director, which is not anticipated, the persons named as proxies (or their substitutes) shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgement.

NOMINEES

    The following brief statements contain biographical information concerning each nominee for election as a director, including information concerning his or her principal occupation for at least the past five years, as of February 28, 1997. Except for Mr. Murdock, Mr. Miyahira and Ms. Scott Safrit, all nominees and current directors are otherwise unaffiliated with the Company and its subsidiaries.

                              YEAR ELECTED                         PRINCIPAL OCCUPATION, POSITIONS WITH THE COMPANY
NAME                          AS A DIRECTOR       AGE                   AND SUBSIDIARIES AND OTHER INFORMATION
---------------------------  ---------------      ---      ----------------------------------------------------------------

David H. Murdock...........          1995             73   Chairman of the Board, Chief Executive Officer and Director of
                                                           Dole Food Company, Inc. (the Company's former parent) since July
                                                           1985 and of the Company since October 1995. Chairman of the
                                                           Board, Chief Executive Officer and Director of Castle & Cooke
                                                           Homes, Inc. (formerly a publicly-traded company that was 82%
                                                           owned by Dole) from September 1992 until January 1995. Since
                                                           June 1982, Chairman of the Board and Chief Executive Officer of
                                                           Flexi-Van Leasing, Inc., a Delaware corporation wholly-owned by
                                                           Mr. Murdock. Sole owner and developer of the Sherwood Country
                                                           Club in Ventura County, California, and numerous other real estate developments; also sole stockholder of numerous
                                                           corporations engaged in a variety of business ventures and in the manufacture of textile-related products, and industrial and building products.

                              YEAR ELECTED                         PRINCIPAL OCCUPATION, POSITIONS WITH THE COMPANY
NAME                          AS A DIRECTOR       AGE                   AND SUBSIDIARIES AND OTHER INFORMATION
---------------------------  ---------------      ---      ----------------------------------------------------------------
Wallace S. Miyahira........          1996             64   President--Hawaii Residential and Commercial Operations of the
                                                           Company and a Director since December 1996. Senior Vice
                                                           President of the Company from October 1995 to December 1996.
                                                           Senior Vice President of Castle & Cooke Homes, Inc. from June
                                                           1993 to January 1995. Senior Vice President of Castle & Cooke
                                                           Properties, Inc. from 1983 to December 1996, and President since
                                                           December 1996. President of Castle & Cooke Homes Hawaii, Inc. (a
                                                           subsidiary of the Company conducting the residential real estate business in Hawaii) from 1984 to March 1995 and from December
                                                           1995 to present.

Lynne Scott Safrit.........          1995             38   President--North American Commercial Operations of the Company
                                                           since October 1995 and Director since December 1995. President of Mega Management Company, Inc. since December 1993, and
                                                           President of Atlantic American Properties, Inc. since August
                                                           1989, both of which are real estate management companies
                                                           wholly-owned, directly or indirectly, by Mr. David H. Murdock.
                                                           Ms. Scott Safrit is also a member of the Board of Directors of
                                                           Landis Savings Bank.

Dell Trailor...............          1996             70   President and owner of Dell Trailor Construction Company,
                                                           Phoenix, Arizona, a real estate development company. Mr. Trailor also served on the Board of Directors of Castle & Cooke Homes,
                                                           Inc. from April 1993 until January 1995.

Edward J. Hogan............          1996             69   Chairman of the Board and Chief Executive Officer of Pleasant
                                                           Holidays, Inc. and numerous corporations engaged in the travel industry. Mr. Hogan also served on the Board of Directors of
                                                           Castle & Cooke Homes, Inc. from April 1993 until January 1995.
                                                           Member of the Board of Directors of the American Society of
                                                           Travel Agents, The United States Tour Operators Association,
                                                           Loyola Marymount University, ChildHelp USA, and the Hugh O'Brien
                                                           Youth Foundation.

Lodwrick M. Cook...........          1996             68   Chairman Emeritus, ARCO. Chairman and Chief Executive Officer of
                                                           ARCO from January 1986, retiring as CEO in June 1994 and as
                                                           Chairman in June 1995. Mr. Cook is also a member of the Board of
                                                           Directors of H.F. Ahmanson & Company and Lockheed-Martin
                                                           Corporation.

                              YEAR ELECTED                         PRINCIPAL OCCUPATION, POSITIONS WITH THE COMPANY
NAME                          AS A DIRECTOR       AGE                   AND SUBSIDIARIES AND OTHER INFORMATION
---------------------------  ---------------      ---      ----------------------------------------------------------------
Edward M. Carson...........          1996             67   Retired Chairman of the Board and Chief Executive Officer of
                                                           First Interstate Bancorp. Chairman of the Board and Chief
                                                           Executive Officer of First Interstate Bancorp from June 1990 until May 1995. Mr. Carson is also a member of the Board of
                                                           Directors of Wells Fargo Bank, Terra Industries, Inc. and Aztar
                                                           Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES DESCRIBED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are three standing committees of the Board of Directors of the
Company: the Executive Committee; the Audit Committee; and the Corporate Compensation and Benefits Committee.

    The primary purposes of the Executive Committee are (1) to exercise, during intervals between meetings of the Board and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning matters for the Company; and (3) to deal with matters relating to the directors of the Company. The Board does not have a nominating committee. The present members of the Executive Committee are Mr. David Murdock, Mr. Lodwrick Cook and Mr. Edward Carson. The Executive Committee did not meet during the 1996 fiscal year.

    The Audit Committee is comprised entirely of directors who are not officers or employees of the Company. It is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls and audit plans. The Audit Committee receives directly the reports of the Company's independent public accountants and the internal audit staff. It meets periodically both with the independent public accountants and internal auditors to review audit results and the adequacy of the Company's system of internal controls. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants and auditors. The present members of the Audit Committee are Mr. Edward Carson, Mr. Edward Hogan and Mr. Dell Trailor. The Audit Committee held two meetings during the 1996 fiscal year.

    The Corporate Compensation and Benefits Committee (the "Compensation Committee") is comprised entirely of directors who are not current or former officers or employees of the Company. It is responsible for ensuring that the officers and key management personnel of the Company are effectively compensated with salaries, supplemental compensation and benefits that are equitable and competitive. In addition, the Compensation Committee serves as the "named fiduciary" (as defined in the Employee Retirement Income Security Act of 1974, as amended) of certain employee pension and welfare benefit plans with responsibility for the adoption, operation, administration and amendment of such plans and the administration of the Company's discretionary stock award plans. The present members of the Compensation Committee are Mr. Lodwrick Cook, Mr. Edward Hogan and Mr. Dell Trailor. The Compensation Committee held five meetings during the 1996 fiscal year.

MEETINGS OF THE BOARD OF DIRECTORS

    During the 1996 fiscal year there were six regularly scheduled meetings of the Board of Directors. The incumbent directors attended at least 75% of the aggregate number of Board meetings and meetings of committees on which they serve.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services according to a standard arrangement authorized by the Board of Directors. Non-Employee

Directors receive an annual retainer fee of $10,000 payable quarterly in cash and $10,000 in share credits under the Company's Directors Deferred Stock Compensation Plan (the "DSC Plan"), a deferred compensation, stock-indexed plan payable solely in shares of the Company's Common Stock as described below. Additional cash fees of $1,000 are paid to each Non-Employee Director for each regularly scheduled meeting of the Board that he or she attends, and a fee of $500 is paid for each telephonic meeting of the Board in which the Non-Employee Director participates. In addition, Non-Employee Director members of the committees are compensated at the rate of $1,000 for each committee meeting actually attended, and the Non-Employee Director chairperson of a committee receives an additional annual amount of $2,500. The reasonable expenses incurred by each Non-Employee Director in connection with his or her duties as a director are also reimbursed by the Company, including certain expenses incurred by Non-Employee Directors' spouses in accompanying Non-Employee Directors to one Board meeting each year. Board members who are officers or other employees of the Company do not receive compensation for their services as directors.

    Under the DSC Plan, each eligible director received on June 1, 1996 and will receive, on June 1 of each subsequent year, share credits equal to the number of shares of Common Stock that $10,000 would then buy (based on an average pricing formula). All share credits are fully vested as accrued. Share credits constitute bookkeeping entries that will be settled and paid in an equivalent number of shares of Common Stock upon the director's termination of service on the Board. A director may irrevocably elect to receive his or her accrued share credits in a lump-sum or in equal annual installments over a period of up to five years after termination of service. However, notwithstanding installment elections, if a director dies or the director is disabled or a change in control occurs, the share credits will be paid in a lump-sum when the director's service ends. During the period that the director's interest is represented by share credits, a director will have no voting, dividend or other rights of a shareholder with respect to the shares to be issued in his or her name, but will be entitled to additional share credits representing dividend equivalents based on cash dividends and distributions (if any) on the underlying shares (converted to share credits based on the market value of shares on the applicable dividend or distribution payment dates). The number of share credits and shares subject to the DSC Plan are subject to appropriate adjustment in the event of a stock split, recapitalization, or other reorganization or similar events.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned) by the Company's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all directors and executive officers of the Company as a group, as of February 28, 1997.

                                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                        BENEFICIAL              PERCENT OF
BENEFICIAL OWNER(1)                                                       OWNERSHIP(2)        OUTSTANDING SHARES(3)
-------------------------------------------------------------------  ----------------------  -----------------------
David H. Murdock...................................................          4,542,600(4)               22.76%
Lodwrick M. Cook...................................................              1,500(5)               *
Edward J. Hogan....................................................             10,000(5)               *
Dell Trailor.......................................................             17,000(5)               *
Edward M. Carson...................................................              2,500(5)               *
Thomas C. Leppert..................................................                  0(6)               *
Lynne Scott Safrit.................................................              5,000(6)               *
Wallace S. Miyahira................................................             36,399(6)               *
Bruce M. Freeman...................................................              4,334(6)               *
Thomas C. Hoadley..................................................              2,334(6)               *
Edward C. Roohan...................................................              2,334(6)               *
Roberta Wieman.....................................................              3,334(6)               *
All Directors and Executive Officers as a Group (12 Individuals
 including Mr. Leppert)............................................          4,627,335(6)               23.19%

--------------------------

 *  Represents less than 1% of the class of securities.

(1) The mailing address for each of the individuals listed is Castle & Cooke, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024.

(2) Unless otherwise indicated in these notes, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers may share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common, and some of them may hold the shares through revocable living trusts of which they are trustees solely for their benefit during their lifetimes or through family trusts of which they are a trustee and under which they and immediate family members are beneficiaries and/or trustees.

(3) The percentages set forth above are calculated on the basis of 19,957,084 shares of Common Stock outstanding on February 28, 1997, plus, where applicable, all stock options granted under the Company's stock option plans that are exercisable within 60 days following March 31, 1997.

(4) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his Company securities. His reported holdings include 4,501,310 shares of Common Stock held by Flexi-Van Leasing, Inc., a corporation wholly-owned by Mr. Murdock, and 26,956 shares of Common Stock held by or for the benefit of Mr. Murdock's sons.

(5) In addition to these amounts, each of the individuals indicated has 570.19 stock units credited to his account pursuant to the DSC Plan, described above under "Compensation of Directors."

(6) Shares reported include non-transferable, non-voting employee stock options. The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on March 31, 1997, or within 60 days thereafter:
    Mr. Murdock, 14,334; Mr. Miyahira, 36,399; Ms. Scott Safrit, 5,000; Mr. Freeman, 4,334; Mr. Hoadley, 2,334; Mr. Roohan, 2,334; Ms. Wieman, 3,334; and all directors and executive officers as a group, 68,069. Mr. Leppert, a former executive officer of the Company, owned no shares as of February 28, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth, as to the Chief Executive Officer, the other four most highly-compensated executive officers of the Company, and one individual who would have been among the other four most highly compensated officers of the Company but for the fact that the individual was not serving as an executive officer at the end of the 1996 fiscal year (the "Named Executive Officers"), information concerning the compensation paid by the Company and certain related entities (including all subsidiaries) for services in all capacities rendered to or for the benefit of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     SECURITIES
                                                                      OTHER ANNUAL   UNDERLYING     ALL OTHER
NAME AND                                                   BONUS $    COMPENSATION     OPTIONS    COMPENSATION
PRINCIPAL POSITION                 YEAR     SALARY ($)       (2)         ($)(3)        (#)(6)         $(4)
-------------------------------  ---------  -----------  -----------  -------------  -----------  -------------
David H. Murdock(5) ...........       1996     400,010(1)    125,000(1)      --          43,000             0
  Chairman & CEO                      1995      --    (1)     --    (1)      --          --                 0
                                      1994     323,090(1)     --    (1)      --          --                 0

Thomas C. Leppert(7) ..........       1996     351,056            0        --            33,000       177,564(10)
  President, Residential and          1995(1)    350,012     52,500        --                 0         4,500
  Hawaii Commercial Operations        1994(1)    350,012    337,500        --             7,079         4,500

Bruce M. Freeman(7) ...........       1996     250,000      110,000        --            13,000         4,500
  Senior Vice President               1995(1)    250,000    100,000        --                 0         4,500
                                      1994(1)    233,777          0        29,342(8)          0         3,269

Wallace S. Miyahira(7) ........       1996     226,576       48,800        --            20,000         4,500
  President--Hawaii Residential       1995(1)    220,492     30,000        --                 0         4,500
  and Commercial Operations           1994(1)    216,500    180,000        --                 0         4,500

Lynne Scott Safrit(5) .........       1996     150,000       96,800        --            15,000         3,635
  President--North American           1995     150,000       75,000        --                 0             0
  Commercial Operations               1994     150,000       50,000        --                 0             0

Thomas C. Hoadley .............       1996     150,729(9)     12,600       --             7,000         4,246
  Senior Vice President               1995     112,309(9)     30,000       --                 0         1,788
                                      1994      71,618        9,192        --                 0             0

------------------------------

(1) Amounts reported do not include cash compensation paid to Mr. Murdock by Dole for these years. Cash compensation paid by Dole to Mr. Murdock prior to the distribution to its stockholders of all of the common stock of the Company on December 28, 1995 (the "Distribution"), was as follows:
    1996--$700,000 (salary) and $630,000 (bonus); 1995--$700,000 (salary) and
    $787,500 (bonus); 1994--$676,923 (salary) and $0 (bonus). Amounts reported as cash compensation to Mr. Murdock, Mr. Leppert, Mr. Freeman and Mr. Miyahira for the 1994 and 1995 fiscal years include amounts paid by Castle & Cooke Homes, Inc. ("CKI").

(2) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

(3) Does not include perquisites which total the lesser of $50,000 or 10% of the reported annual salary plus bonus for any year.

(4) The amounts shown in this column include contributions by the Company (for
    1996) under the Company's tax deferred investment plans and by Dole (for 1995 and 1994) under Dole's tax deferred investment plans for the benefit of the individuals listed, but do not include payments made to Mr. Murdock under Dole's defined benefit pension plan. See "Pension Plans."

(5) Mr. Murdock is also the Chairman and Chief Executive Officer of Dole and (in 1993 and 1994) was also Chairman and Chief Executive Officer of CKI. Mr. Murdock and Ms. Scott Safrit also hold positions with certain business entities owned by Mr. Murdock that are not controlled directly or indirectly by Dole or the Company. Such other entities pay compensation and provide fringe benefits to Mr. Murdock for his services to Dole and the other entities. Commencing January 1, 1996, Mr. Murdock and Ms. Scott Safrit were paid for their services to the Company by the Company; their annual base salaries were $400,000 and $150,000, respectively, and they participated in bonus programs with other executive officers of the Company. During 1994, 1995 and 1996, Ms. Scott Safrit served as President of Mega Management Company, Inc. ("Mega"), a corporation wholly owned by Mr. Murdock. All compensation reflected with respect to Ms. Scott Safrit in the above table for 1994 and 1995 was paid by Mega. During 1996, Mega did not pay compensation to Ms. Scott Safrit; however, Mega reimbursed the Company for services provided by Ms. Scott Safrit to Mega during 1996. See "Certain Transactions."

(6) Reported amounts include grants of options "at market" by the Company in 1996 and by Dole in 1994 and 1995 as to Dole options that were converted, as further described below. Reported amounts for Mr. Murdock do not include unconverted Dole options. Unconverted Dole options granted to Mr. Murdock included options (adjusted in connection with the Distribution) for 55,595 shares in 1995 and 44,990 shares in 1994. In connection with the Distribution, certain adjustments were made to outstanding employee stock options under Dole's 1982 Stock Option and Award Plan (the "1982 Dole Plan") and 1991 Stock Option and Award Plan (the "1991 Dole Plan"). Dole options held by persons who were employees of the Company after the Distribution were exchanged in 1996 for options to purchase shares of the Company's Common Stock ("Converted Options"). Dole options held by Mr. Murdock, who is the only Named Executive Officer option holder who remained an employee of Dole while also becoming an employee of the Company after the Distribution, were not exchanged for Converted Options. The conversion amounts were determined on January 5, 1996 by multiplying the original number of Dole shares by 2.3597; the original exercise price of the Dole options was divided by 2.3597. The conversion was made pursuant to the anti-dilution provisions of the 1982 Dole Plan and 1991 Dole Plan. The intent of the conversion exchange adjustment was to preserve and not to increase or decrease benefits under the outstanding option grants. The vesting provisions (with prior service to Dole counting for vesting purposes) and remaining duration of the Converted Options were unchanged by the conversion. Reported amounts for 1996 do not include Converted Options granted to Messrs. Leppert and Miyahira upon the Distribution. These Converted Options (on an "as converted" basis) are reported in the Summary Compensation Table for the year corresponding to the year in which the original Dole options were granted.

(7) In 1994, Mr. Leppert was also a Director and President--Hawaii Operations of CKI; Mr. Miyahira was also a Senior Vice President of CKI; and Mr. Freeman was also President--Bakersfield/Arizona of CKI.

(8) Includes $26,239 for reimbursement of relocation expenses.

(9) Includes $10,900 housing allowance for 1996 and $10,162 housing allowance for 1995.

(10) Includes $150,977 paid in 1997 in connection with Mr. Leppert's December 1996 resignation from the Company, as part of a total payment of $175,000, which also included the assigned value (differences between market and exercise prices) of vested, unexercised employee stock options for Company Common Stock that were held by Mr. Leppert on October 31, 1996, which was the time the total payment was determined.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                          -----------------------------------------------------------
                                           PERCENT OF
                            NUMBER OF         TOTAL                                      POTENTIAL REALIZABLE VALUE AT
                           SECURITIES     OPTIONS/SARS                                   ASSUMED ANNUAL RATES OF STOCK
                           UNDERLYING      GRANTED TO                                    PRICE APPRECIATION FOR OPTION
                          OPTIONS/SARS    EMPLOYEES IN    EXERCISE OR                               TERM(1)
                             GRANTED       LAST FISCAL       BASE        EXPIRATION    ---------------------------------
NAME                         (2)(3)           YEAR        PRICE/($/SH)    DATE(4)         0%($)       5%($)     10%($)
------------------------  -------------  ---------------  -----------  --------------  -----------  ---------  ---------

David H. Murdock........       43,000            19.0%     $  12.375     Feb. 7, 2006           0     334,651    848,070

Thomas C. Leppert.......       33,000            14.6%     $  12.375     Feb. 7, 2006(5)          0          (5)          (5)

Wallace S. Miyahira.....       20,000             8.8%     $  12.375     Feb. 7, 2006           0     155,651    394,451

Lynne Scott Safrit......       15,000             6.6%     $  12.375     Feb. 7, 2006           0     116,739    295,838

Bruce M. Freeman........       13,000             5.8%     $  12.375     Feb. 7, 2006           0     101,173    256,393

Thomas C. Hoadley.......        7,000             3.1%     $  12.375     Feb. 7, 2006           0      54,475    138,058

------------------------

(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. As set forth in note 4 below, the option grants vest over a three year period. The reported amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

(2) Stock options were granted under the Company's 1995 Stock Option and Award Plan (the "1995 Plan"). Options under the 1995 Plan may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Vested options under the 1995 Plan may be exercised within a period of twelve months following a termination by reason of disability or (in the case of Converted Options replacing 1991 Dole Plan options) death or retirement, and three months following a termination for other reasons, except that Converted Options replacing 1982 Dole Plan options may be exercised following an employee optionee's death for the remainder of their term. The 1995 Plan permits the Compensation Committee, which administers the 1995 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the 1995 Plan, if there is a change in control of the Company (as defined in the 1995 Plan), all options become immediately exercisable unless the Compensation Committee otherwise determines.

(3) These Options vest one-third each year over a three year period from the date of grant, which was February 8, 1996.

(4) These Options were granted for a term of ten (10) years, subject to earlier termination in certain events such as termination of employment (see note 2 above). The Company's 1995 Plan contemplates customary adjustments if a reorganization event occurs.

(5) Mr. Leppert resigned from the Company in 1996. In connection with this event, he received a total payment from the Company of $175,000, which included the assigned value (namely, $24,023 which was the difference between the market and exercise prices) of vested, unexercised Converted Options held by Mr. Leppert on October 31, 1996, which was the time the total payment was determined. All options granted in 1996 terminated prior to vesting.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

    The following table and the notes thereto set forth for the Named Executive Officers, information with respect to options for the Company's Common Stock settled under the 1995 Plan during the 1996 fiscal year and the number and value of unexercised in-the-money options for the Company's Common Stock held as of the end of fiscal 1996.

                      AGGREGATED OPTION/SAR EXERCISES AND
              FISCAL YEAR-END OPTION/SAR VALUE (1996 FISCAL YEAR)

                                                                                   NUMBER OF            VALUE OF
                                                                                  SECURITIES           UNEXERCISED
                                                                              UNDERLYING OPTIONS      IN-THE-MONEY
                                                                                 AT FY-END (#)     OPTIONS AT FY- END
                                             SHARES ACQUIRED                     EXERCISABLE/       ($) EXERCISABLE/
                                                   ON              VALUE         UNEXERCISABLE        UNEXERCISABLE
NAME                                          EXERCISE (#)     REALIZED ($)         (#)(1)               ($)(2)
------------------------------------------  -----------------  -------------  -------------------  -------------------

David H. Murdock..........................              0                0              0/43,000            0/150,500

Thomas C. Leppert.........................               (3)        24,023(3)                  0                    0

Wallace S. Miyahira.......................              0                0         29,732/20,000        33,828/70,000

Lynne Scott Safrit........................              0                0              0/15,000             0/52,500

Bruce M. Freeman..........................              0                0              0/13,000             0/45,500

Thomas C. Hoadley.........................              0                0               0/7,000             0/24,500

------------------------

(1) As discussed in note 6 to the Summary Compensation Table, some of these stock options, called the Converted Options, replace options originally granted under the 1982 Dole Plan and the 1991 Dole Plan. Under the 1995 Plan, each of these options has a term of ten (10) years from the applicable grant date of the option under the applicable Dole Plan, subject to earlier termination in certain events related to termination of employment described below. These Company options may result in payments following the resignation, retirement or other termination of employment with the issuer or its subsidiaries or as a result of a change in control, recapitalization or reorganization of the Company. Vested options under the 1995 Plan may be exercised within a period of twelve months following a termination by reason of disability or (in the case of options replacing 1991 Dole Plan options) death or retirement, and three months following a termination for other reasons, except that options replacing 1982 Dole Plan options may be exercised following an employee optionee's death for the remainder of their term. The 1995 Plan permits the Compensation Committee, which administers the Plan, to accelerate, extend and otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or a change in control. Under the 1995 Plan, if there is a change in control of the Company, all options become immediately exercisable unless the Compensation Committee otherwise determines.

(2) This amount represents solely the difference between the market value on the last trading day of the year of those unexercised options which had an exercise price below such market price (I.E., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(3) Mr. Leppert resigned from the Company in 1996. In anticipation of and in connection with this event, on October 31, 1996, he agreed to receive a total payment of $175,000, which included the value of his vested unexercised options (namely, $24,023, an amount equal to the difference between their market price and exercise price on that date). The payment of $175,000 was made to Mr. Leppert in January 1997. His unvested options expired in December 1996.

PENSION PLANS

    The Company maintains a noncontributory pension plan which provides benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), to certain salaried, non-union employees of the Company, including executive officers of the Company. This plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows as of January 1, 1997, the estimated annual benefits payable under the pension plan in which the Named Executive Officers participated in 1996. As of January 1, 1997, employees of Lanai Company, Inc., a subsidiary of the Company, including Mr. Hoadley and Ms. Scott Safrit, ceased accruing further pension benefits. In lieu of this, Mr. Hoadley and Ms. Scott Safrit will receive supplemental contributions to their respective 401(k) plan accounts equal to two percent (2%) of their respective annual base salaries and bonus payments, subject to limitations imposed by the Internal Revenue Code as described below.

PENSION PLAN TABLE

REMUNERATION                                  10          15          20          25          30          35
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
$200,000................................  $   22,000  $   33,000  $   47,300  $   61,600  $   75,900  $   90,200
$300,000................................  $   33,000  $   49,500  $   70,950  $   92,400  $  113,850  $  135,300
$400,000................................  $   44,000  $   66,000  $   94,600  $  123,200  $  151,800  $  180,400
$500,000................................  $   55,000  $   82,500  $  118,250  $  154,000  $  189,750  $  225,500
$600,000................................  $   66,000  $   99,000  $  141,900  $  184,800  $  227,700  $  270,600
$700,000................................  $   77,000  $  115,500  $  165,550  $  215,600  $  265,650  $  315,700
$800,000................................  $   88,000  $  132,000  $  189,200  $  246,400  $  303,600  $  360,800
$900,000................................  $   99,000  $  148,500  $  212,850  $  277,200  $  341,550  $  405,900
$1,000,000..............................  $  110,000  $  165,000  $  236,500  $  308,000  $  379,500  $  451,000

The table shows the estimated annual retirement benefits payable as straight life annuities, assuming normal retirement at age 65, to persons in specified final average compensation and years of service classifications. The plan has no offsets for Social Security. The table shows amounts prior to offsets for benefits payable from other plans. Covered compensation under the plan includes base pay, bonus, performance incentives (if any) and severance pay.

    The accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of September 30, 1992 under a prior benefit formula serve as minimum entitlements. The ages, credited years of service and covered compensation as of December 31, 1996 for individuals named in the Summary Compensation Table are as follows: Mr. Murdock (age 73)--1 year, $525,010; Ms. Scott Safrit (age 38)--1 year, $225,000; Mr. Miyahira (age 64)--13 years, $275,376; Mr. Freeman (age
47)--3 years, $360,000; and Mr. Hoadley (age 63)--2 years, $180,729. Mr.
Leppert's employment ended in 1996 and his annual benefit payable at normal retirement (June 15, 2019) will be $54,505. Effective January 1, 1996, Mr. Murdock became eligible to participate in the Company's non-contributory pension and supplemental pension benefit plan(s) which, because of Mr. Murdock's age, will provide pension benefits to him in 1997 of approximately $4,400. Mr. Murdock's benefits under the Company plans will be based on his service with the Company following the Distribution.

    The Internal Revenue Code places an annual maximum limit of $120,000 (at December 31, 1996) on the benefits available to an individual under pension plans. Furthermore, effective January 1, 1994, the Internal Revenue Code placed an annual maximum limit of $150,000 (adjusted for inflation) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under the plans exceeds the $120,000 limit or compensation exceeds the $150,000 limit, the excess will be paid by the Company from an unfunded excess and supplemental benefit plan.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE, EXCEPT TO THE EXTENT THE COMPANY EXPRESSLY INCORPORATES SUCH REPORT OR GRAPH BY SPECIFIC REFERENCE THERETO. THE REPORT AND GRAPH SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

      CORPORATE COMPENSATION AND BENEFITS COMMITTEE REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to relate the compensation of the Company's executive officers to measures of Company performance that contribute to increased value for the Company's stockholders.

GOALS

    To assure that compensation policies appropriately consider the value the Company creates for stockholders, the Company's compensation philosophy for executive officers takes into account the following goals:

    - Executive officer compensation must be focused on enhancing stockholder value;

    - Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate;

    - Incentive-based compensation should be related to the performance of each executive officer against financial and strategic performance goals; and

    - The Company's compensation policies must enable the Company to attract and retain top quality management.

    The Compensation and Benefits Committee (the "Committee") periodically reviews the components of compensation for the Company's executive officers on the basis of this philosophy. Further, as the situation warrants, the Company also retains the services of a qualified executive compensation consulting firm to provide recommendations to the Committee to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how the Company's compensation of executive officers compares with peer companies.

EXECUTIVE COMPENSATION COMPONENTS

    The major components of compensation for executive officers consist of base salary, annual bonuses and stock option grants. The Company periodically evaluates the competitiveness of its executive compensation program relative to comparable publicly-traded companies.

    A group of 13 real estate development companies the ("peer group") has been used for the past reviews of compensation for proxy-named officers. The peer group was identified by the Committee's executive compensation consulting firm through a comparability screening process that considered such variables as total assets, revenue size, and product line diversity.

    Broader published surveys of real estate development and hotel operations companies, as well as the real estate industry in general, are used to evaluate the competitiveness of total compensation for other Company executives.

    The aggregate pay package for executive officers of the Company, consisting of salary, annual bonus, and long-term incentives, principally in the form of stock options, generally was structured to approximate the 50th percentile of the Company's peer group based on an analysis conducted by the Committee's executive compensation consultant in 1995. Aggregate compensation should exceed that level if performance exceeds expectations.

    Each component of the total executive compensation package emphasizes a different aspect of the Company's compensation philosophy:

    - BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by the Chairman and CEO (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and other objective and subjective factors.

      Increases to base salary are made by or upon the recommendation of the Chairman and CEO and are determined primarily on an evaluation of competitive data and the individual's performance and contribution to the Company. Salary reviews for senior executives typically occur at intervals greater than twelve months. One of the officers named in the Summary Compensation Table received a base salary increase in 1996 due to his promotion. The Chairman and CEO's compensation is discussed below.

    - ANNUAL INCENTIVES. The Company relies to a large degree on annual incentive compensation to attract, retain and reward executive officers of outstanding abilities and to motivate them to perform to the full extent of these abilities.

      Executive officers are eligible for annual cash bonuses under an executive annual incentive plan. These annual cash bonuses are determined after evaluating business and individual results, with reference to a formulaic model and other criteria. Under the formulaic model, target bonus opportunities for executive officers, as a percentage of base salary, range from 30% to 50% (75% in the case of the Chairman and CEO) and maximum bonus opportunities are twice those amounts, depending on the Company's performance relative to performance targets set in the first quarter for the applicable year. Specific target percentages for each individual are determined on the basis of competitive bonus levels (as a percent of salary), level of responsibility, ability to influence results on a corporate or business unit level, and on occasion, subjective factors.

      In 1996, the formula bonus opportunity for executive officers was based upon earnings before taxes ("EBT") at the consolidated (in the case of the Chairman and CEO and two other persons) or business unit level (in the case of other officers).

      Bonuses are payable if the specified minimum level of performance is realized and are increased to maximum levels only if substantially higher performance levels are attained. In accordance with Company policy, whether or not specified performance criteria are achieved, the Committee has the discretion to authorize bonuses above or below the formula determined amounts.

      In 1996, certain business units and the consolidated corporate unit did not reach their respective targeted performance levels. The Chairman and CEO recommended and the Committee approved for executive officers in these units discretionary bonuses based on an evaluation of individual performance and the individuals's ability to influence the Company's results, either on a corporate or business unit level, ranging from 30% to 70% of their target award level. Other business units exceeded targeted performance levels. Based upon 1996 results, the executive officers associated with these units received from 90% to 130% of their target award level, based principally on the formulaic model.

    - LONG-TERM INCENTIVES. The only current long-term incentive opportunity for senior executives is the Company's stock option and award plan, which was approved by the Board of Directors and shareholder prior to the separation from Dole Food Company, Inc. In contrast to bonuses that are paid for prior year accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executives and managers with a direct incentive to enhance the value of the Common Stock.

      Options are granted at the discretion of the Committee (based substantially on recommendations of the Chairman and CEO as to grants for other officers) to persons holding key management positions above a specified salary level. Management and the Committee review information on option levels of other companies provided by the compensation consultants to assure that the Company's practices are within an acceptable range of competitive pay practices.

      In 1996, the Committee approved initial stock option grants for all executives, including the Chairman and CEO and other executive officers of the Company. Options were granted at the fair market value of the Common Stock on February 8, 1996 (representing a discount in the case of one person who became an executive officer later in the year). Options vest over a three-year period, with a maximum term of ten years. Guidelines for the initial stock option grants, expressed as multiples of base salary, were derived from a combination of competitive market data and subjective judgment and, on average, approximated the 75th percentile of annual stock option grants for the peer group companies. The specific number of option shares in each grant was generally based on a multiple of base salary, divided by the fair market value of the stock at the date of grant. In general, the multiples for executive officers (which ranged from 62% to 133%) increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. The Chairman's recommendations for individual option grant decisions reflected his assessment of the effect of promotions, individual performance and other factors. An individual's outstanding stock options and current stock ownership generally were not considered in making stock option awards.

      When combined with salary and target bonuses, the 1996 grants projected total compensation at approximately the 50th to the 75th percentile of the peer group companies.

      The Committee anticipates an annual review of option grant recommendations based on competitive data and other factors.

CEO COMPENSATION

    The Compensation Committee followed the same general compensation policy described above for all other executives to determine Mr. Murdock's 1996 compensation.

    Under the formula provisions of the executive annual incentive plan, Mr. Murdock was eligible for an annual bonus for 1996 from 37.5% to 150% of base salary if the performance of the Company met or exceeded threshold levels established at the beginning of the year, or up to 22.5% of base salary for below-threshold results, subject to the Committee's further discretion. Although 1996 results did not meet the applicable threshold for a formula award, the Committee awarded Mr. Murdock a bonus of $125,000 or 31.25% of base salary under its general discretionary authority based on the Company's financial results and other strategic initiatives and accomplishments, and, in particular, Mr. Murdock's leadership in the reduction of the Company's debt levels, the development of new business opportunities, and the careful expansion of existing land holdings.

    Mr. Murdock's base salary was approved by the Committee in February 1996. In connection with its 1996 bonus determinations and salary review in February 1997, the Committee reviewed survey data prepared by the Company's compensation consultant on base salary and total cash compensation for the chairman and chief executive officer positions of the peer group of companies described above, as well as the aggregate compensation of the top two executive officers of those companies. The compensation consultant presented its findings regarding a competitive range of base salary and bonus for the Chairman and Chief Executive Officer. As a result of this review, the Committee concluded that for 1996

Mr. Murdock's base salary was near the median of the competitive salary range for Chairman and Chief Executive Officers and at the lower end of that range for total cash compensation, including salary and bonus. In the context of its annual review in February 1997, the Committee also reviewed the expected salary adjustment budget for all employees in the Company. Following this review, the Committee increased Mr. Murdock's salary from $400,000 to $425,000, effective February 24, 1997, which it believes will place him within the median competitive salary range in the peer group for 1997. In making these decisions, the Committee took into account the fact that Mr. Murdock also serves as Chairman and Chief Executive Officer of Dole Food Company, Inc.

    Acting on the recommendation of the Committee's compensation consultant, in February 1996, the Committee approved an initial stock option grant for Mr. Murdock in the amount of 43,000 options. This grant, which was made at fair market value on the date of grant and vests over three years, reflects a salary multiple of 1.33 (which was at the 75th percentile of annual stock option grants for CEOs within the real estate development peer group used by the consultant). The Committee anticipates an annual review of option grant recommendations for the CEO along with its annual review of other option grant recommendations.

SECTION 162(M) CONSIDERATIONS

    The United States Internal Revenue Service has promulgated rules affecting all publicly held United States corporations (the "162(m) Rules ") that impose limits on the tax deductibility of compensation in excess of $1 million in any year for certain executive officers, except for "performance-based compensation" meeting the conditions of the 162(m) Rules. No covered executive's compensation for these purposes exceeded $1 million for 1996. The Compensation Committee considers the 162(m) Rules as one of the factors it reviews with respect to compensation matters. The Compensation Committee, generally speaking, plans to limit compensation to amounts deductible under Section 162(m) of the Code, either by structuring qualifying performance awards in the future, or by deferral of payment or other means. However, changes in the tax laws or interpretations, other priorities, or special circumstances may result in or warrant exceptions to this plan.

                                         The Corporate Compensation
                                          and Benefits Committee

                                          Lodwrick M. Cook, Chairman
                                          Edward J. Hogan, Director
                                          Dell Trailor, Director

                               PERFORMANCE GRAPH

    The Company became a public company as a result of the Distribution. The following graph compares the cumulative total return to the stockholders of the Company's Common Stock from December 31, 1995, to December 31, 1996, with the cumulative total return on the Standard & Poor's 500 Index of widely held common stocks (the "S&P 500 Index") and a group of peer issuers (the "Peer Group"). The Peer Group was selected on the basis of being in the same line or lines of business as the Company. The following companies are the members of the Peer
Group: The Rouse Company; Catellus Development Corporation; Pulte Corporation; Toll Brothers, Inc.; Lennar Corporation; Forest City Enterprises, Inc.; Newhall Land & Farming Company; Kaufman & Broad Home Corporation; Avatar Holdings, Inc.; Del Webb Corporation; Standard-Pacific Corp.; Ryland Group, Inc.; Schuler Homes, Inc.; Beazer Homes USA, Inc.; Hovnanian Enterprises, Inc.; and Presley Companies.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CASTLE & COOKE, INC.      S&P 500 INDEX   PEER GROUP INDEX
12/31/95                        $100             $100               $100
12/31/96                         $95             $123               $114

------------------------

Assumes $100 invested on December 31, 1995 in Castle & Cooke, Inc. Common Stock, the S&P 500 Index and an index comprised of members of the Peer Group (weighted according to each member's market capitalization). The total returns represent stock price changes plus the reinvestment of dividends.

                              CERTAIN TRANSACTIONS

    The transactions described below in which Mr. Murdock or his affiliates or Dole had an interest during 1996 were reviewed by the Audit Committee of the Board of Directors of the Company.

TRANSACTIONS WITH DOLE

    David H. Murdock is Chairman and CEO of the Company and of Dole, and beneficially owns approximately 18% of the outstanding common stock of Dole.

    In connection with the Distribution, the Company and Dole entered into various agreements to define ongoing relationships, including, without limitation, an Allocation Agreement and an Aircraft Co-Ownership Agreement. In 1996, the Company received a general excise tax refund of $273,027 from the State of Hawaii which, pursuant to the Allocation Agreement, the Company owed and paid to Dole in the first quarter of 1997. In addition, the Company charged Dole rent of $749,140 for Dole's use of office space in 1996 in buildings owned by the Company in Bakersfield California and Honolulu Hawaii. During 1996, the Company purchased $277,440 of products from Dole for the Company's Lanai resorts and Oahu retail operation.

    In connection with the Distribution, the Company received a 50% undivided interest in a corporate aircraft that was owned by Dole. Dole retained the other 50% undivided interest in the aircraft. Under the Aircraft Co-Ownership Agreement, the Company and Dole agreed that each party would be responsible for the direct costs associated with its use of the aircraft, and that all indirect costs would be equally shared. The Company's and Dole's shares of such costs for 1996 were $547,729 and $576,306, respectively. Dole generally pays such costs and the Company reimburses Dole for the Company's share on an ongoing basis.

    In connection with the Distribution, and as partial consideration for Dole's real estate and resorts business, the Company issued to Dole two promissory notes. The principal amount of one of these, a $200 million Interim Note, was repaid in 1995. Interest of $738,889 incurred on the Interim Note was paid by the Company to Dole in February 1996. The second note, a $10 million Term Note, is payable on December 8, 2000 and bears interest, from December 8, 1995 until paid, at the rate of 7% per annum, payable quarterly. Interest accrued and paid by the Company on the Term Note for 1996 was $700,000.

TRANSACTIONS WITH OTHER ENTITIES

    David H. Murdock, the Company's Chairman and Chief Executive Officer, owns a real estate management company, which is managed by Ms. Lynne Scott Safrit, a director and executive officer of the Company. During 1996, this real estate management company provided certain support services to the Company and the Company provided certain management services to the real estate management company resulting in a net amount due from the real estate management company to the Company of $73,371. This amount was paid to the Company in the first quarter of 1997. Mr. Murdock also paid the Company and Dole, as co-owners of the aircraft which is the subject of the Aircraft Co-Ownership Agreement described above, a total of $56,286 representing the incremental cost to the Company and Dole for Mr. Murdock's personal use of the aircraft during 1996. This payment was shared equally by the Company and Dole.

                                   PROPOSAL 2
                                  ELECTION OF
                  INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1997 fiscal year ending December 31, 1997, subject to stockholder approval. Arthur Andersen LLP (and its predecessors) has served as the Company's (or its predecessor, Dole Food Company, Inc.) independent public accountants and auditors since 1985.

    Services which will be provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the 1997 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he or she may desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS.

                                 MISCELLANEOUS

OTHER MATTERS

    If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports, the Company believes that its reporting persons complied with all applicable filing requirements, except for one year-end report concerning an earlier exempt grant of non-transferable, non-voting stock options made under the 1995 Plan to Ms. Wieman. Her report for this transaction was filed after the applicable due date once the oversight was discovered.

COST OF SOLICITING PROXIES

    The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will be paid approximately $5,000, plus out-of-pocket expenses, for its services. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will he reimbursed by the Company for their expenses incurred in so doing.

FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

    Enclosed with this Proxy Statement is the Annual Report on Form 10-K of the Company for the 1996 fiscal year. The Annual Report on Form 10-K is enclosed for the convenience of stockholders only and should not be viewed as part of the proxy solicitation material. If any person who was a beneficial owner of Common Stock of the Company on the record date for the 1997 Annual Meeting desires additional copies of the Company's Annual Report on Form 10-K, the same will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a stockholder of the Company as of April 2, 1997 and should be directed to Debbie Rau, Castle & Cooke, Inc., 10900 Wilshire Blvd., Ste. 1600, Los Angeles, CA 90024.

PROPOSALS OF STOCKHOLDERS

    The 1998 Annual Meeting of Stockholders is presently expected to be held on or about May 15, 1998. To be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting, proposals of stockholders intended to be presented at the Meeting must be received by the Corporate Secretary, Castle & Cooke, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024, no later than December 14, 1997.

                                               By Order of the Board of Directors,

                                                               [SIGNATURE]
                                               Roberta Wieman
                                               CORPORATE SECRETARY

April 10, 1997

PROXY

                              CASTLE & COOKE, INC.
                             PROXY FOR COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints DAVID H. MURDOCK, WALLACE S. MIYAHIRA AND ROBERTA WIEMAN, and each of them, as Proxies, each with full power of substitution and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Castle & Cooke, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, on Wednesday, May 21, 1997 at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

Election of Directors.  NOMINEES:

Edward M. Carson, Lodwrick M. Cook, Edward J. Hogan, Wallace S. Miyahira, David H. Murdock, Lynne Scott Safrit and Dell Trailor

             (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

            PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                      IN THE ENCLOSED PREPAID ENVELOPE

                                                                    SEE REVERSE
                                                                        SIDE

CASTLE & COOKE, INC.

/X/ Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR Items 1 and 2

1. Election of Directors (see reverse)

   / / For     / / Withheld

    --------------------------------------
/ / For all nominees except as noted above

2. Elect Arthur Andersen LLP as independent public accountants and auditors for the 1997 fiscal year.

      / / For   / / Against    / / Abstain

    MARK HERE
   FOR ADDRESS   / /
   CHANGE AND
  NOTE AT LEFT

Note: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by the authorized officer.


-------------------------   ---------  ---------------------------   ---------
Signature                   Date       Signature                     Date